Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS FIRST QUARTER 2010 EARNINGS OF $24.9 MILLION; STRONG CREDIT QUALITY WITH NONPERFORMING ASSETS TO TOTAL ASSETS DOWN TO 0.89%

Pasadena, CA – April 27, 2010 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier regional banks, today reported financial results for the first quarter of 2010. For the first quarter of 2010, net income was $24.9 million or $0.13 per diluted share.

“East West’s first quarter net income of $24.9 million was driven by our expanded earnings power,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “In the first quarter, the provision for loan losses decreased by 45% and our net interest margin expanded to 4.02% excluding yield adjustments.  Credit indicators have improved substantially. As of March 31, 2010, nonperforming assets to total assets was down to 0.89% and charge-offs for the quarter decreased 51%. Further, the allowance for loan losses to total loans is a strong 2.93%.”

Ng stated, “I am pleased to report that the full integration of United Commercial Bank (UCB) was completed on schedule. We successfully converted all remaining UCB systems last week. The acquisition of UCB has provided a tremendous opportunity for East West to increase profitability and expand our market footprint. During the first quarter of 2010, we successfully grew deposits $201.7 million, excluding the impact of brokered deposits. We strategically reduced brokered deposits by $582.6 million in the first quarter and grew deposits through our expanded retail and commercial networks. While the economy and many of our competitors still face challenges, East West is in a strong financial condition and we are confident that we can continue to produce both near and long-term gains for our customers and shareholders.”

“Further, I am pleased to welcome two new members to our board, Iris S. Chan and Paul H. Irving. Iris and Paul both bring to our board a deep and diverse understanding of the financial services industry.  We look forward to their guidance and influence as we expand our commercial banking platform, serving markets both domestically and abroad,” concluded Ng.

First Quarter 2010 Highlights

•
First Quarter Earnings – For the first quarter 2010, net income was $24.9 million, an increase of $47.4 million over a net loss of $22.5 million reported in the first quarter of 2009. The increase in net income was driven by our larger asset size and increased earnings power.

•
Net Interest Income Improved – Net interest income for the first quarter increased to $261.7 million, a $182.0 million increase over the first quarter of 2009. The net interest margin for the first quarter of 2010 increased to 5.92%, compared to 2.74% in the first quarter of 2009. Excluding the impact of yield adjustments, the net interest margin for the first quarter was 4.02%. See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.

•
Credit Quality Stabilized – Provision for loan losses decreased substantially to $76.4 million for the quarter, a decrease of 45% or $63.6 million from the prior quarter. Similarly, net charge-offs decreased to $63.9 million for the quarter, a decrease of 51% or $66.7 million from the prior quarter. Total nonperforming assets at March 31, 2010 remained low at $181.3 million, or 0.89% of total assets, a decrease of $105.3 million or 37% from March 31, 2009.

•
Allowance for Loan Losses Strengthened – The allowance for loan losses increased to $250.5 million, a $55.1 million or 28% increase year over year. The allowance for loan losses to gross non-covered loans was 2.93% at March 31, 2010, compared to 2.42% at March 31, 2009. The allowance to nonaccrual loans ratio improved to 143.62% as of March 31, 2010, compared to 78.81% as of March 31, 2009.

•
Deposit Growth – Total deposits, excluding brokered deposits increased $201.7 million during the first quarter. During the first quarter, we reduced brokered deposits by $582.6 million. Core deposits increased $656.9 million during the quarter to $7.7 billion as of March 31, 2010. The cost of deposits decreased to 0.93% for the first quarter, an improvement from 1.81% in the first quarter of 2009.

•
Capital Strengthened – As of March 31, 2010, East West’s Tier 1 risk-based capital  and total risk-based capital ratios improved to 18.9% and 20.9%, significantly higher than the well capitalized requirement of 6% and 10%. On March 28, 2010, all $335.0 million of our Mandatory Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series C (Series C preferred stock) was converted into common stock after a shareholder vote. The Series C preferred stock was issued in November 2009, in conjunction with the acquisition of UCB.

Management Guidance

The Company is providing guidance for the second quarter of 2010. Management currently estimates that fully diluted earnings per share for the second quarter of 2010 will range from $0.13 to $0.17 per diluted share. This EPS guidance is based on the following assumptions:

•	Flat balance sheet growth
•	A stable interest rate environment and a net interest margin between 4.00% and 4.10%, excluding the impact of yield adjustments
•	Provision for loan losses of approximately $50 million to $65 million for the quarter
•	Reduction in noninterest expense from first quarter of 2010 of 25% to 27%
•	Effective tax rate of approximately 34%

Balance Sheet Summary

At March 31, 2010 total assets were $20.3 billion compared to $20.6 billion at December 31, 2009, and $12.6 billion at March 31, 2009. Gross loans at March 31, 2010 totaled $13.8 billion compared to $14.1 billion at December 31, 2009. Covered loans totaled $5.2 billion as of the end of the first quarter, compared to $5.6 billion at the end of 2009. Average earning assets for the first quarter of 2010 equaled $17.9 billion, 12% higher than the fourth quarter of 2009, due to the acquisition of United Commercial Bank on November 6, 2009.

During the first quarter, we actively reduced brokered deposits by $582.6 million while we grew deposits from our retail network and commercial customers by $201.7 million. These combined actions resulted in total deposits of $14.6 billion as of March 31, 2010, compared to $15.0 billion at December 31, 2009. The brokered deposits paid down were largely time deposits and were the primary driver for the decrease in time deposits of $1.0 billion to $6.9 billion as of March 31, 2010. Core deposits increased $656.9 million during the quarter, increasing to $7.7 billion at March 31, 2010. Average total deposits for the first quarter were $14.6 billion, 19% higher than the fourth quarter of 2009. The average cost of deposits for the first quarter of 2010 was 0.93%, down from 1.81% in the first quarter of 2009.

As of March 31, 2010, FHLB advances totaled $1.8 billion, unchanged from December 31, 2009. During the first quarter, East West prepaid $379.1 million in FHLB advances with an average cost of 4.26% and paid a prepayment penalty of $9.9 million, which is included in noninterest expense. East West also accessed $350.0 million in FHLB advances during the first quarter, at a lower average cost of 0.70%. These actions were taken to better position the balance sheet and reduce future borrowing costs. The average cost of funds equaled 1.28%, down from 2.44% in the prior year period.

First Quarter 2010 Operating Results

Net Interest Income

Net interest income for the first quarter increased to $261.7 million, a $182.0 million or a 228% increase over the first quarter of 2009. The net interest margin for the first quarter increased to 5.92%, up 318 basis points from 2.74% in the prior year period.  Included in net interest income is $81.3 million of discount accretion on early payoffs and recoveries on covered loans, which is offset by a corresponding $43.6 million net reduction in the FDIC indemnification asset and receivable.

In the first quarter of 2010, East West took several actions to better position the balance sheet and reduce our sensitivity to future interest rate risk. East West sold $599.7 million in fixed rate investment securities to mitigate the impact of future interest rate increases. As a result of the sale of these securities, East West recorded a gain of $16.1 million. As previously discussed, East West also prepaid higher cost FHLB advances during the first quarter. Additionally, East West unwound reverse repurchase agreements totaling $150.0 million and recorded a termination gain of $2.5 million during the first quarter as a yield adjustment.

The adjustments to net interest income are summarized in the table below:

Reconciliation of Net Interest Income to Adjusted Net Interest Income

	Quarter Ended March 31, 2010
	Interest	Yield
Net interest income and net interest margin	$261,724	5.92%
Less yield adjustment related to:
Covered loan disposition and recoveries	81,343
Reverse repurchase agreement termination gain	2,536
Total yield adjustments	$83,879
Net interest income and net interest margin, excluding
yield adjustments	$177,845	4.02%

For the first quarter, the adjusted net interest margin excluding the yield adjustments shown in the table above increased to 4.02%, an increase of 128 basis points from 2.74% in the prior year period.

Noninterest Income

During the first quarter we recorded impairment losses on investment securities of $4.8 million on pooled trust preferred securities. These securities are held available for sale and recorded on the balance sheet at fair value. Any difference in the book balance and the fair value of the securities is reflected in the other comprehensive income section of stockholders’ equity. As of March 31, 2010, the fair value of these securities was written down to $2.1 million.

During the first quarter, we recorded a $43.6 million decrease in the FDIC indemnification asset and receivable, primarily related to early payoffs on covered loans.
We also recorded an $8.1 million adjustment related to the fair value of investments obtained from the acquisition of UCB. Excluding the impact of the decrease in the FDIC indemnification asset and receivable of $43.6 million, gains on sales of investment securities of $16.1 million, the fair value adjustment on investment securities of $8.1 million, and impairment charges on investment securities of $4.8 million, noninterest income for the first quarter totaled $15.7 million, a $5.2 million or a 50% increase as compared to the first quarter of 2009. The increase was primarily due to the realization of a full quarter of income from the acquisition of UCB. See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.

Noninterest Expense

Noninterest expense totaled $138.9 million for the first quarter of 2010. The increase in noninterest expense in the first quarter was primarily due to the recognition of a full quarter of expenses from UCB, prepayment penalties on prepaid FHLB advances and integration costs related to the acquisition of UCB that are not expected to be ongoing expenses in future quarters, as shown in the table below:

Reconciliation of Noninterest Expense to Recurring Noninterest Expense

(In thousands)	Quarter Ended March 31, 2010
Noninterest Expense:	$138,910
Prepayment penalty for FHLB advances	9,932
Expenses related to the integration of UCB
Compensation and employee benefits	6,240
Other integration expenses	3,664
Total integration costs related to the acquisition of UCB that are not expected to be ongoing expenses in future quarters	9,904
REO expense for UCB covered assets, reimbursable from the FDIC	11,092
Non interest expense excluding prepayment penalty on FHLB advances, integration costs related to the acquisition of UCB, and reimbursable REO expenses	$107,982

Compensation and employee benefits increased to $50.8 million, a $33.7 million increase from the first quarter of 2009 resulting from the acquisition of UCB. Included in this amount is $6.2 million in compensation and severance expense that is not expected to be incurred in future quarters. The other integration related expenses of $3.7 million were largely due to consultant fees, legal fees and other expenses incurred in the first quarter related to the UCB integration and are expected to not be incurred in future quarters. Under the loss share agreement with the FDIC, 80% of eligible expenses on covered assets are reimbursable from the FDIC. In the first quarter, we incurred $13.9 million in expenses on covered REO assets, 80%, or $11.1 million of which we expect to be reimbursed by the FDIC. Further, as discussed above, East West prepaid $379.1 million in FHLB advances and paid a prepayment penalty of $9.9 million. In addition to the expenses noted in the table above, management expects further operating efficiencies in future quarters of 2010. Management anticipates that in future quarters of 2010, noninterest expense will be reduced by 25% to 27% from the first quarter of 2010 to $102.0 million to $104.0 million.

The effective tax rate for the first quarter was 34.33% compared to 37.47% in the prior year period. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Credit Management

As previously discussed by management, both the provision for loan losses and the net charge-offs peaked in the third quarter of 2009 and have declined in each subsequent quarter. Management believes that the provision for loan losses and net charge-offs will continue to decrease for the remainder of 2010 and range from $50.0 million to $65.0 million for the second quarter of 2010.

The provision for loan losses was $76.4 million for the first quarter of 2010, a decrease of $63.6 million or 45% compared to the previous quarter and a decrease of $1.6 million or 2% from the first quarter of 2009. Net charge-offs fell to $63.9 million for the first quarter, a decrease of $66.7 million or 51% from the previous quarter and an increase of $4.4 million from the first quarter of 2009.

The levels of nonperforming assets have also continued to improve. Total nonperforming assets totaled $181.3 million as of March 31, 2010 or 0.89% of total assets compared to $286.6 million or 2.28% of total assets at March 31, 2009. Nonperforming assets as of March 31, 2010 included nonaccrual loans totaling $174.4 million and REO assets totaling $6.9 million.

The allowance for loan losses increased to $250.5 million or 2.93% of non-covered loans receivable at March 31, 2010, compared to $195.5 million or 2.42% of outstanding loans at March 31, 2009.

All loans acquired from UCB were recorded at estimated fair value as of the acquisition date. East West entered into loss sharing agreements with the FDIC that covers future losses incurred on nearly all the UCB legacy loans. Under the terms of the agreement, the FDIC will absorb 80% of losses and share in 80% of recoveries on the first $2.05 billion and absorb 95% of losses and share in 95% of recoveries exceeding $2.05 billion. As of March 31, 2010, we believe no allowance is required for the UCB covered loans.

Capital Strength

Capital Strength
(Dollars in millions)
		Well Capitalized Regulatory Requirement		Total Excess Above Well Capitalized Requirement

	March 31, 2010

Tier 1 leverage capital ratio	10.2%	5.00%		$1,037
Tier 1 risk-based capital ratio	18.9%	6.00%		1,391
Total risk-based capital ratio	20.9%	10.00%		1,172
Tangible common equity to tangible asset	7.61%	N/A		N/A
Tangible common equity to risk weighted assets ratio	14.1%	4.00	% *	1,083

As there is no stated regulatory guideline for this ratio, the SCAP guideline of 4.00% tangible common equity has been used. See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables attached.

East West has always been committed to maintaining strong capital levels.  As of the end of the first quarter of 2010, our Tier 1 leverage capital ratio increased to 10.2%, Tier 1 risk-based capital ratio increased to 18.9% and total risk-based capital ratio increased to 20.9%. East West exceeds well capitalized requirements for all regulatory guidelines by over $1 billion.

On March 25, 2010, the Company’s stockholders approved the conversion of the Series C preferred stock into common stock. The conversion occurred on March 28, 2010. During the fourth quarter of 2009, we issued $165 million in common stock and $335 million in Series C preferred stock in conjunction with the acquisition of UCB.

Dividend Payout

East West Bank’s Board of Directors has declared second quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.01 is payable on or about May 24, 2010 to shareholders of record on May 10, 2010. The dividend on the Series A Preferred Stock of $20.00 per share is payable on May 1, 2010 to shareholders of record on April 15, 2010.

About East West

East West Bancorp is a publicly owned company with $20.3 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shanghai, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and representative offices in Beijing and Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	March 31, 2010	December 31, 2009	% Change
Assets
Cash and cash equivalents	$1,180,735	$835,141	41
Short-term investments	457,184	510,788	(10)
Securities purchased under resale agreements	380,000	227,444	67
Investment securities	2,191,527	2,564,081	(15)
Loans receivable, excluding covered loans (net of allowance for loan
losses of $250,517 and $238,833)	8,250,808	8,246,685	0
Covered loans	5,220,721	5,598,155	(7)
Total loans receivable, net	13,471,529	13,844,840	(3)
Federal Home Loan Bank and Federal Reserve stock	227,409	217,002	5
FDIC indemnification asset	980,950	1,091,814	(10)
Other real estate owned, net	6,907	13,832	(50)
Other real estate owned covered, net	78,354	44,273	77
Premiums on deposits acquired, net	86,351	89,735	(4)
Goodwill	337,438	337,438	0
Other assets	900,792	782,824	15
Total assets	$20,299,176	$20,559,212	(1)

Liabilities and Stockholders' Equity
Deposits	$14,606,702	$14,987,613	(3)
Federal Home Loan Bank advances	1,769,452	1,805,387	(2)
Securities sold under repurchase agreements	1,032,511	1,026,870	1
Subordinated debt and trust preferred securities	235,570	235,570	0
Other borrowings	52,752	67,040	(21)
Accrued expenses and other liabilities	296,400	152,073	95
Total liabilities	17,993,387	18,274,553	(2)
Stockholders' equity	2,305,789	2,284,659	1
Total liabilities and stockholders' equity	$20,299,176	$20,559,212	(1)
Book value per common share	$13.09	$14.47	(10)
Number of common shares at period end	147,908	109,963	35

Ending Balances
	March 31, 2010	December 31, 2009	% Change
Loans receivable
Real estate - single family	$961,497	$930,840	3
Real estate - multifamily	1,000,584	1,025,849	(2)
Real estate - commercial	3,576,027	3,606,179	(1)
Real estate - land	328,037	370,394	(11)
Real estate - construction	415,247	458,292	(9)
Commercial	1,444,717	1,512,709	(4)
Consumer	830,717	624,784	33
Total loans receivable, excluding covered loans	8,556,826	8,529,047	0
Covered loans	5,220,721	5,598,155	(7)
Total loans receivable	13,777,547	14,127,202	(2)
Unearned fees, premiums and discounts	(55,501)	(43,529)	28
Allowance for loan losses	(250,517)	(238,833)	5
Net loans receivable	$13,471,529	$13,844,840	(3)

Deposits
Noninterest-bearing demand	$2,289,933	$2,291,259	(0)
Interest-bearing checking	628,759	667,177	(6)
Money market	3,844,378	3,138,866	22
Savings	982,616	991,520	(1)
Total core deposits	7,745,686	7,088,822	9
Time deposits	6,861,016	7,898,791	(13)
Total deposits	$14,606,702	$14,987,613	(3)

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Interest and dividend income	$318,703	$283,639	$144,923
Interest expense	(56,979)	(61,770)	(65,242)
Net interest income before provision for loan losses	261,724	221,869	79,681
Provision for loan losses	(76,421)	(140,001)	(78,000)
Net interest income after provision for loan losses	185,303	81,868	1,681
Noninterest (loss) income	(8,451)	420,838	13,794
Noninterest expense	(138,910)	(93,472)	(51,406)
Income (loss) before benefit for income taxes	37,942	409,234	(35,931)
Provision (benefit) for income taxes	13,026	149,504	(13,465)
Net income (loss)	$24,916	$259,730	$(22,466)
Preferred stock dividend and amortization of preferred stock discount	(6,138)	(6,129)	(8,743)
Net income (loss) available to common stockholders	$18,778	$253,601	$(31,209)
Net income (loss) per share, basic	$0.17	$2.49	$(0.50)
Net income (loss) per share, diluted	$0.13	$1.96	$(0.50)
Shares used to compute per share net loss:
- Basic	109,961	101,924	62,998
- Diluted	146,865	130,346	62,998

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Noninterest (loss) income:
Decrease in FDIC indemnification asset and FDIC receivable	$(43,572)	$(23,338)	$-
Impairment loss on investment securities	(4,799)	(45,775)	(200)
Net gain on sale of investment securities	16,111	4,545	3,521
Branch fees	8,758	7,863	4,793
Gain on acquisition of United Commercial Bank	8,095	471,009	-
Letters of credit fees and commissions	2,740	2,570	1,854
Ancillary loan fees	1,689	1,474	2,229
Other operating income	2,527	2,490	1,597
Total noninterest (loss) income	$(8,451)	$420,838	$13,794

Noninterest expense:
Compensation and employee benefits	$50,779	$29,983	$17,108
Other real estate owned expense	18,012	2,624	7,031
Occupancy and equipment expense	11,944	10,268	7,391
Deposit insurance premiums and regulatory assessments	11,581	9,123	3,325
Prepayment penalty for FHLB advances	9,932	2,370	-
Amortization of premiums on deposits acquired	3,384	2,609	1,125
Amortization of investments in affordable housing partnerships	3,037	7,929	1,760
Legal expense	2,907	3,168	1,778
Data processing	2,482	2,279	1,142
Consulting expense	2,141	6,256	448
Other operating expense	22,711	16,863	10,298
Total noninterest expense	$138,910	$93,472	$51,406

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)
	Quarter Ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
LOANS
Allowance balance, beginning of period	$238,833	$230,650	$223,700	$195,450	$178,027
Allowance for unfunded loan commitments and letters of credit	(808)	(1,161)	(1,051)	1,442	(1,008)
Provision for loan losses	76,421	140,000	159,244	151,422	78,000
Impact of desecuritization	-	-	-	9,262	-

Net Charge-offs:
Real estate - single family	3,426	7,083	8,034	14,058	3,832
Real estate - multifamily	4,860	8,425	7,231	2,256	1,624
Real estate - commercial	8,201	13,305	23,105	12,472	2,790
Real estate - land	26,828	20,390	39,988	33,183	12,523
Real estate - residential construction	11,642	48,919	32,535	30,634	16,347
Real estate - commercial construction	2,029	21,355	23,051	28,602	1,977
Commercial	6,422	5,789	14,956	11,577	18,146
Trade finance	(54)	2,569	2,256	774	1,032
Consumer	575	2,821	87	320	1,298
Total net charge-offs (recovery)	63,929	130,656	151,243	133,876	59,569
Allowance balance, end of period	$250,517	$238,833	$230,650	$223,700	$195,450

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$8,119	$6,958	$5,907	$7,349	$6,341
Provision for unfunded loan commitments and letters of credit	808	1,161	1,051	(1,442)	1,008
Allowance balance, end of period	$8,927	$8,119	$6,958	$5,907	$7,349
GRAND TOTAL, END OF PERIOD	$259,444	$246,952	$237,608	$229,607	$202,799

Nonperforming assets to total assets (1)	0.89%	0.91%	1.84%	1.49%	2.28%
Allowance for loan losses to total gross non-covered loans at end of period	2.93%	2.80%	2.74%	2.62%	2.42%
Allowance for loan losses and unfunded loan commitments to total gross non-covered loans at end of period	3.03%	2.90%	2.82%	2.69%	2.51%
Allowance to non-covered nonaccrual loans at end of period	143.62%	137.91%	112.82%	137.94%	78.81%
Nonaccrual loans to total loans (2)	1.27%	1.23%	2.43%	1.90%	3.08%

(1)	Nonperforming assets excludes covered loans and REOs. Total assets includes covered assets.
(2)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.

EAST WEST BANCORP, INC
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(in thousands)
(unaudited)
AS OF MARCH 31, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$13,673	$-	$13,673	$-	$13,673
Real estate - multifamily	12,444	4,780	17,224	712	17,936
Real estate - commercial	28,484	4,127	32,611	2,979	35,590
Real estate - land	27,077	32,266	59,343	2,007	61,350
Real estate - residential construction	3,188	782	3,970	379	4,349
Real estate - commercial construction	15,066	9,652	24,718	830	25,548
Commercial	7,209	13,722	20,931	-	20,931
Trade Finance	-	505	505	-	505
Consumer	1,218	234	1,452	-	1,452
Total	$108,359	$66,068	$174,427	$6,907	$181,334

AS OF DECEMBER 31, 2009
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$3,262	$-	$3,262	$264	$3,526
Real estate - multifamily	10,631	-	10,631	2,118	12,749
Real estate - commercial	11,654	18,450	30,104	5,687	35,791
Real estate - land	27,179	42,666	69,845	4,393	74,238
Real estate - residential construction	17,179	-	17,179	540	17,719
Real estate - commercial construction	-	17,132	17,132	830	17,962
Commercial	8,002	16,765	24,767	-	24,767
Trade Finance	-	-	-	-	-
Consumer	114	146	260	-	260
Total	$78,021	$95,159	$173,180	$13,832	$187,012

AS OF MARCH 31, 2009
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$18,515	$634	$19,149	$671	$19,820
Real estate - multifamily	9,863	-	9,863	887	10,750
Real estate - commercial	12,465	42,724	55,189	4,240	59,429
Real estate - land	63,052	6,233	69,285	17,934	87,219
Real estate - residential construction	28,433	14,196	42,629	13,278	55,907
Real estate - commercial construction	28,604	-	28,604	-	28,604
Commercial	16,798	5,000	21,798	1,236	23,034
Trade Finance	177	-	177	270	447
Consumer	839	482	1,321	118	1,439
Total	$178,746	$69,269	$248,015	$38,634	$286,649

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	March 31, 2010			March 31, 2009
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$1,289,964	$3,541	1.11%	$731,573	$2,976	1.65%
Securities purchased under resale agreements	259,319	6,263	9.66%	50,000	1,250	10.00%
Investment securities (2)	2,185,875	20,190	3.75%	2,703,259	29,465	4.42%
Loans receivable	8,933,204	122,028	5.54%	8,197,173	110,816	5.48%
Loans receivable - covered	5,050,866	165,916	13.32%	-	-	-
Federal Home Loan Bank and Federal Reserve Bank stocks	221,705	779	1.41%	120,040	506	1.69%
Total interest-earning assets	17,940,933	318,717	7.20%	11,802,045	145,013	4.98%

Noninterest-earning assets:
Cash and due from banks	324,655			122,899
Allowance for loan losses	(253,482)			(186,058)
Other assets	2,386,611			759,363
Total assets	$20,398,717			$12,498,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	636,039	614	0.39%	361,569	393	0.44%
Money market accounts	3,464,234	7,966	0.93%	1,487,178	5,694	1.55%
Savings deposits	992,186	1,142	0.47%	410,232	702	0.69%
Time deposits	7,315,789	23,726	1.32%	4,815,018	30,284	2.55%
Federal Home Loan Bank advances	2,035,825	9,005	1.79%	1,285,070	13,877	4.38%
Securities sold under repurchase agreements	1,028,698	12,541	4.88%	998,583	11,872	4.76%
Subordinated debt and trust preferred securities	235,570	1,547	2.63%	235,570	2,417	4.10%
Other borrowings	54,827	438	3.20%	2,445	3	0.49%
Total interest-bearing liabilities	15,763,168	56,979	1.47%	9,595,665	65,242	2.76%

Noninterest-bearing liabilities:
Demand deposits	2,222,104			1,238,551
Other liabilities	119,733			123,085
Stockholders' equity	2,293,712			1,540,948
Total liabilities and stockholders' equity	$20,398,717			$12,498,249

Interest rate spread			5.73%			2.22%

Net interest income and net interest margin		$261,738	5.92%		$79,771	2.74%

Net interest income and net interest margin adjusted (3)		$177,859	4.02%

(1)	Annualized
(2)	Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(3)	Amounts exclude yield adjustment related to covered loan disposition and recoveries of $81,343 and repurchase agreement termination gain of $2,536 for March 31, 2010.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Loans receivable
Real estate - single family	$939,379	$908,095	$506,753
Real estate - multifamily	1,071,910	1,037,460	692,885
Real estate - commercial	3,723,940	3,610,640	3,465,505
Real estate - land	356,908	398,109	582,649
Real estate - construction	465,196	586,883	1,232,235
Commercial	1,644,100	1,446,695	1,179,183
Consumer	731,771	516,951	228,377
Total loans receivable, excluding covered loans	8,933,204	8,504,833	8,197,173
Covered loans	5,050,866	3,479,519	-
Total loans receivable	13,984,070	11,984,352	8,197,173
Investment securities	2,185,875	2,638,943	2,703,259
Earning assets	17,940,933	15,948,521	11,802,045
Total assets	20,398,717	17,563,329	12,498,249

Deposits
Noninterest-bearing demand	$2,222,104	$1,953,781	$1,238,551
Interest-bearing checking	636,039	523,519	361,569
Money market	3,464,234	2,671,917	1,487,178
Savings	992,186	775,834	410,232
Total core deposits	7,314,563	5,925,051	3,497,530
Time deposits	7,315,789	6,375,919	4,815,018
Total deposits	14,630,352	12,300,970	8,312,548
Interest-bearing liabilities	15,763,168	13,450,563	9,595,665
Stockholders' equity	2,293,712	1,921,591	1,540,948

Selected Ratios	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
For The Period
Return on average assets	0.49%	5.92%	-0.72%
Return on average common equity	4.71%	75.27%	-11.69%
Interest rate spread (2)	5.73%	5.24%	2.22%
Net interest margin (2)	5.92%	5.52%	2.74%
Net interest margin adjusted (4)	4.02%	3.67%	2.74%
Yield on earning assets (2)	7.20%	7.06%	4.98%
Cost of deposits	0.93%	1.11%	1.81%
Cost of funds	1.28%	1.59%	2.44%
Noninterest expense/average assets (1)	2.40%	1.83%	1.55%
Efficiency ratio (3)	58.45%	48.42%	51.80%

(1)
Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, impairment loss on goodwill, amortization of investments in affordable housing partnerships and prepayment penalty for FHLB advances.

(2)
December 31 and March 31, 2009 yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(3)
Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, investments in affordable housing partnerships and prepayment penalty for FHLB advances, divided by the aggregate of net interest income before provision for loan losses, excluding nonrecurring adjustments and noninterest income, excluding impairment loss on investment securities and gain on acquisition and the decrease in FDIC indemnification asset and FDIC receivable.

(4)
Amounts exclude yield adjustment related to covered loan disposition and recoveries of $81,343 and repurchase agreement termination gain of $2,536 for March 31, 2010 and yield adjustment related to covered loan disposition of $74,439 for December 31, 2009.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The tangible common equity to risk weighted asset and tangible common equity to tangible asset ratios is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible asset is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible asset ratios.

As of
March 31, 2010
Stockholders' Equity	$2,305,789
Less:
Preferred Equity	(369,095)
Goodwill and other intangible assets	(423,788)
Tangible common equity	$1,512,906

Risk-weighted assets	$10,745,792

Tangible Common Equity to risk-weighted assets	14.1%

As of
March 31, 2010
Total assets	$20,299,176
Less:
Goodwill and other intangible assets	(423,788)
Tangible assets	$19,875,388

Tangible common equity to tangible asset ratio	7.61%

Operating noninterest income is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. There are noninterest income line items that are non-core in nature. Operating noninterest income excludes such non-core noninterest income line items. The Company believes that presenting the operating noninterest income provides more clarity to the users of financial statements regarding the core noninterest income amounts.

Quarter Ended
March 31, 2010
Noninterest (loss) income	$(8,451)
Add:
Impairment loss on investment securities	4,799
Net gain on sale of investment securities	(16,111)
Gain on acquisition of United Commercial Bank	(8,095)
Decrease in FDIC indemnification asset	43,572
Operating noninterest income (non-GAAP)	$15,714

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. For the first quarter of 2010, the quarter to date net interest income and net interest margin includes a yield adjustment of $81,343 related to covered loan disposition and recoveries and repurchase agreement termination gain of $2,536. These amounts are nonrecurring in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding these nonrecurring items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin.

	Quarter Ended March 31, 2010
	Average Volume	Interest	Yield
Total interest-earning assets	$17,940,933	$318,717	7.20%
Net interest income and net interest margin		$261,724	5.92%
Less yield adjustment related to:
Covered loan disposition and recoveries		81,343
Reverse repurchase agreement termination gain		2,536
Total yield adjustment		$83,879
Net interest income and net interest margin, excluding
yield adjustment		$177,845	4.02%